LEGG MASON LIGHT STREET TRUST, INC.

                              ARTICLES OF AMENDMENT

         Legg Mason Light Street Trust, Inc., a Maryland Corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: On November 10, 2000, the Board of Directors of Legg Mason Light Street Trust, Inc. ("Board"), a Maryland Corporation ("Corporation") organized on August 5, 1998, under authority contained in the Corporation's charter, has created and established a new share class of the series of the Corporation to be known as "Legg Mason Classic Valuation Fund, Financial Intermediary Class" and designated one hundred million (100,000,000) authorized but unissued shares of capital stock of the Corporation as shares of "Legg Mason Classic Valuation Fund, Financial Intermediary Class".

         The par value of shares of capital stock of the Corporation remains one tenth of one cent ($0.001) per share, the number of shares that the Corporation has authority to issue remains one billion (1,000,000,000), and the aggregate par value of the Corporation's shares remains one million (1,000,000) dollars.

         SECOND: Each Primary, Institutional, and Financial Intermediary Class share of Legg Mason Classic Valuation Fund (the "Series") shall represent investment in the same pool of assets as every other share of the Series and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of the Series, except as provided in the Corporation's Articles of Incorporation and as set forth below:

         (1) The net asset values of Primary, Institutional, and Financial Intermediary Class shares of the Series shall be calculated separately. In calculating the net asset values,

                  (a) Each class of the Series shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                  (b) Each class of the Series shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the Board shall deem appropriate;

                  (c) All other fees and expenses shall be charged to all classes of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require.

         (2) Dividends and other distributions (if any) shall be paid on Primary, Institutional, and Financial Intermediary Class shares of the Series at the same time. The amounts of all dividends and other distributions shall be calculated separately for Primary, Institutional, and Financial Intermediary Class shares. In calculating the amount of any dividend or other distribution,

                  (a) Each class of the Series shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name)

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attributable  to that class,  and not with  transfer  agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                  (b) Each class of the Series shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the Board shall deem appropriate;

                  (c) All other fees and expenses shall be charged to each class of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require.

         (3) Each class of the Series shall vote separately on matters pertaining only to that class, as the directors shall from time to time determine. On all other matters, all classes of the Series shall vote together, and every share of the Series, regardless of class, shall have an equal vote with every other share of the Series.

         THIRD: Immediately before filing these Articles of Amendment, the Corporation had authority to issue one billion (1,00,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of one million (1,000,000) dollars. These shares were classified as follows:

Designation                            Number of Shares
-----------                            ----------------

Legg Mason Classic Valuation Fund      100,000,000 Primary Class Shares
                                       100,000,000 Institutional Class Shares

Legg Mason Real Estate Trust           100,000,000 Primary Class Shares
                                       100,000,000 Navigator Class Shares

Unclassified                           600,000,000 shares

         FOURTH: Immediately after filing these Articles of Amendment, the number of shares of Common Stock the Corporation shall have authority to issue remains at one billion (1,000,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of one million (1,000,000) dollars. These shares are classified as follows:

Designation                            Number of Shares
-----------                            ----------------

Legg Mason Classic Valuation Fund      100,000,000 Primary Class Shares
                                       100,000,000 Institutional Class Shares
                                       100,000,000 Financial Intermediary Class
                                                   Shares

Legg Mason Real Estate Trust           100,000,000 Primary Class Shares
                                       100,000,000 Navigator Class Shares

Unclassified                           500,000,000 shares

         FIFTH: The foregoing amendments were approved by a majority of the entire Board of Directors of the Corporation and are limited to changes

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expressly permitted by Sections 2-105(c) and 2-605(a)(2) of the Maryland General
Corporate Law to be made without action by the stockholders or matters reserved by the Corporation's charter to the Board of Directors.

         SIXTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

         SEVENTH: The undersigned Vice President and Secretary of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President and Secretary acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Vice President and Secretary and attested to by its Assistant Secretary on September 24, 2001.

ATTEST:                                 LEGG MASON LIGHT STREET TRUST, INC.



/s/  Kevin Ehrlich                      By: /s/ Marc R. Duffy
-----------------------------               -------------------------------
Kevin Ehrlich                               Marc R. Duffy
Assistant Secretary                         Vice President and Secretary


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